Exhibit 3.2


                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                    MINING SERVICES INTERNATIONAL CORPORATION


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         Pursuant to and in accordance with Section 16-10a-1006 of the Utah
Revised Business Corporation Act (as amended, supplemented or superseded (the "Act"), Mining Services International Corporation, a Utah corporation (the "Corporation"), hereby adopts the following Articles of Amendment and Restatement of its Articles of Incorporation with the intent that this amendment constitutes a restatement of such Articles of Incorporation as previously amended:

                                       I.

         The name of the Corporation is Mining Services International
Corporation.

                                       II.

         The following Amended and Restated Articles of Incorporation (the "Amended and Restated Articles") were adopted by the shareholders of the Corporation at a meeting of shareholders held on November 8, 2001 in the manner prescribed by the Act:


                                ARTICLE I - NAME

         The name of the corporation is Nevada Chemicals, Inc. (the "Corporation").

                        ARTICLE II - PURPOSES AND POWERS

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act (the "Act"). The Corporation shall have all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the Act. The Corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

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                              ARTICLE III - SHARES

         The aggregate number of shares that the corporation shall have authority to issue is Five Hundred Million (500,000,000) shares of common stock, par value $0.001 (the "Common Stock").

         At every meeting of the shareholders of the Corporation, every holder of the Common Stock shall be entitled to one vote in person or by proxy for each share of such common Stock outstanding in such shareholder's name on the stock transfer records of the Corporation. No shareholder shall have the right to cumulate votes in the election of directors. The Common Stock shall have unlimited voting rights.

         No holder of shares of the Common Stock shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

         In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Common Stock.

                             ARTICLE IV - DIRECTORS

         The Corporation shall have not less than three (3) nor more than nine
(9) directors as determined from time to time by resolution of the board of directors.

         The personal liability of any director to the Corporation or to its shareholders for monetary damages for any action taken or any failure to take any action, as a director, is hereby eliminated to the fullest extent permitted by Utah laws. In the event any applicable Utah law or this Article IV is repealed or amended to decrease or limit in any manner the protection or rights available to directors hereunder, such repeal or amendment shall not be retroactively applied in determining the personal liability of a director pursuant to this Article IV prior to the enactment of such amendment.

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                     ADTICLE V - REGISTERED OFFICE AND AGENT

         The street address of the Corporation's registered office and the name and signature of the Corporation's registered agent at that office are:


                  8805 South Sandy Parkway
                  Sandy, Utah  84070


                                    /s/  John T. Day
                                    ----------------
                                    John T. Day


                                      III.

         The number of shares of capital stock of the Corporation outstanding as of the date of the Amended and Restated Articles were adopted by the shareholders was 7,314,260 shares of common stock. No other class of shares was issued and outstanding.


                                       IV.

         The number of shares of the capital stock for the Amended and Restated Articles was 4,854,720 shares of common stock. The number of shares of the capital stock voted against the Amended and Restated Articles was 9,054 shares of common stock. The number of shares of the capital stock abstaining was 4,528 shares of common stock. The number of shares of the capital stock voted for the Amended and Restated Articles was sufficient for approval.





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         DATED as of the 8th day of November, 2001

                                            MINING SERVICES INTERNATIONAL
                                            CORPORATION, a Utah corporation


                                            By:  /s/   John T. Day
                                               -----------------------
                                                 John T. Day, President


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